EXHIBIT 99.1

N E W S   R E L E A S E

FirstCity Financial to Redeem its New Preferred Stock

     Waco, Texas December 2, 2004....FirstCity Financial Corporation (Nasdaq FCFC) today announced that it will redeem on December 30, 2004, all of the outstanding shares of its New Preferred Stock at a total redemption price of $21.525 per share. The redemption price represents the liquidation preference of the New Preferred Stock plus the final normal quarterly dividend of $.525 per share.

On the December 30, 2004 redemption date, the redemption price will become due and payable on each share of New Preferred Stock and dividends will cease to accrue. At that time, all rights of holders thereof will terminate, except the right to receive the redemption price upon surrender of the New Preferred Stock certificates.

American Stock Transfer & Trust Company will serve as the redemption and paying agent for the redemption. A notice of redemption and letter of transmittal to be used in surrendering certificates to American Stock Transfer & Trust Company is being sent to the registered holders of the New Preferred Stock. In order to receive the redemption price on or after the redemption date, eligible stockholders of the New Preferred Stock must surrender their certificates to American Stock Transfer & Trust Company, together with a properly completed and duly executed letter of transmittal, as follows:

American Stock Transfer & Trust Company
59 Maiden Lane
Plaza Level
New York, New York 10038
Telephone: (718) 921-8200

FirstCity is a diversified financial services company dedicated to portfolio asset acquisition and resolution, with offices in the U.S. and with affiliate organizations in France and Mexico. Its common (FCFC) and preferred (FCFCO) stocks are listed on the Nasdaq National Market System.